Exhibit 4.1

AMENDMENT NO. 1

to

SECTION 382 RIGHTS AGREEMENT

by and between

MINDSPEED TECHNOLOGIES, INC.

and

COMPUTERSHARE SHAREOWNERS SERVICES LLC (AS SUCCESSOR TO MELLON

INVESTOR SERVICES LLC)

as Rights Agent

Dated as of August 9, 2012

This Amendment No. 1 (the “Amendment”) dated as of August 9, 2012, to the Section 382 Rights Agreement, dated as of August 9, 2009 (the “Agreement”), is between Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC), a New Jersey limited liability company, as rights agent (the “Rights Agent”). All capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Agreement;

WHEREAS, the Agreement, under its current terms, will expire at the Close of Business on August 9, 2012;

WHEREAS, the Company may in its sole discretion and the Rights Agent shall, if the Company so directs, supplement or amend the Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock of the Company, pursuant to Section 27 thereof; and

WHEREAS, the Board of Directors of the Company determined on August 3, 2012, that it was in the best interests of the Company and its stockholders to extend the Final Expiration Date until February 28, 2015;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Amendments.

a.	Clause (i) of Section 7(a) of the Agreement is amended to replace each “the Close of Business on the third (3rd) anniversary hereof” with “February 28, 2015”.

b.

The reference to “the third (3rd) anniversary of the Rights Agreement” in Exhibit B (Summary of Rights to Purchase Preferred Stock) of the Agreement is amended to replace such reference with “February 28, 2015”.

2.	Governing Law. This Amendment, the Agreement, each Right and each Rights Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3.	Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

4.	Effect of Amendment. Except as expressly modified by this Amendment, the Agreement and its exhibits shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ Stephen N. Ananias
Name:	Stephen N. Ananias
Title:	Senior Vice President and Chief Financial Officer

COMPUTERSHARE SHAREOWNER SERVICES LLC (AS SUCCESSOR TO MELLON INVESTOR SERVICES LLC), as Rights Agent

By:	/s/ Dianna L. Rausch
Name:	Dianna L. Rausch
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT]